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                      SECOND AMENDMENT TO RIGHTS AGREEMENT

            Second Amendment, dated as of May 19, 1999 (the "Amendment"), to the Rights Agreement, dated as of November 1, 1995, as amended by the First Amendment to the Rights Agreement, dated December 15, 1998 (as amended, the "Rights Agreement"), by and between First Commonwealth, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Rights Agreement.

                              W I T N E S S E T H:

            WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement"), dated May 19, 1999 among the Company, The Guardian Life Insurance Company of America, a New York corporation ("Parent"), and Floss Acquisition Corp., a Delaware corporation ("Sub") and wholly owned subsidiary of Parent;

            WHEREAS, the Board of Directors desires to amend the Rights Agreement to provide that Parent and Sub shall not be deemed to be Acquiring Persons under the Rights Agreement;

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has directed the Rights Agent to amend the Rights Agreement as hereinafter set forth;

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            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

      1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following at the end of Section 1(a):

      Notwithstanding anything in this Agreement to the contrary, neither The Guardian Life Insurance Company of America, a New York corporation ("Parent"), nor any of its Affiliates or Associates, including but not limited to, Floss Acquisition Corp., a Delaware corporation ("Sub") and wholly owned subsidiary of Parent, is or shall be deemed to be an Acquiring Person as a result of (i) the execution and delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated May 19, 1999 between the Company, Parent and Sub, or (ii) any action taken by Parent, Sub or any of their Affiliates, Associates or shareholders in accordance with the provisions of the Merger Agreement, including, without limitation, the initiation or consummation of the Offer (as such term is defined in the Merger Agreement) or the consummation of the Merger (as such term is defined in the Merger Agreement) in accordance with the provisions of the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

      2. Section 1(i) of the Rights Agreement is hereby amended by inserting the following at the end of Section 1(i):

      Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement.

      3. Section 1(cc) of the Rights Agreement is hereby amended by inserting the following at the end of Section 1(cc):

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      Notwithstanding the foregoing or any provision to the contrary in this
      Agreement, a Section 11(a)(ii) Event shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

      4. Section 1(dd) of the Rights Agreement is hereby amended by inserting the following at the end of Section 1(dd):

      Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Section 13 Event shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

      5. Section 1(gg) of the Rights Agreement is hereby amended by inserting the following at the end of Section 1(gg):

      Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Share Acquisition Date shall not occur by reason of the execution of the Merger Agreement, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

      6. Section 1(ll) of the Rights Agreement is hereby amended by inserting the following at the end of Section 1(ll):

      Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur by reason of the execution of the Merger Agreement,

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      the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement. Notwithstanding the foregoing, upon termination of the Merger Agreement in accordance with its terms, the preceding sentence shall become null and void and of no further force or effect.

      7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

      8. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

      9. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment. Except as specifically provided in this Amendment to the Rights Agreement, this Amendment shall not by implication or otherwise alter, modify, amend or in any such way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, all as of the date and year first above written.

                                         FIRST COMMONWEALTH, INC.

                                         By: /s/ David W. Mulligan
                                             -----------------------------------
                                             Name:  David W. Mulligan
                                             Title: President


                                         FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                         By: /s/ Joanne Gorostiola
                                             -----------------------------------
                                             Name: Joanne Gorostiola
                                             Title: Assistant Vice President